Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

         AGREEMENT AND PLAN OF REORGANIZATION ("Reorganization Agreement" or "Agreement") dated as of December 9, 1998, by and among FNB ROCHESTER CORP. ("FNB"), a New York corporation having its principal executive office at 35 State Street, Rochester, New York, 14614, M&T BANK CORPORATION ("M&T"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo, New York, 14240, and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a Delaware corporation having its registered office at 1209 Orange Street, Wilmington, Delaware.

                                   WITNESSETH

         WHEREAS, the parties hereto desire that FNB shall be acquired by M&T through the merger ("Merger") of FNB with and into Merger Sub, with Merger Sub as the surviving corporation ("Surviving Corporation") pursuant to an Agreement and Plan of Merger substantially in the form attached hereto as Annex A ("Plan of Merger"); and

         WHEREAS, following the consummation of the Merger, First National Bank of Rochester ("FNB Bank"), a national banking association subsidiary of FNB, shall merge with and into Manufacturers and Traders Trust Company ("M&T Bank"), a New York-chartered commercial bank subsidiary of M&T ("Bank Merger"), pursuant to an Agreement and Plan of Merger ("Bank Merger Agreement") in a form to be specified by M&T; and

         WHEREAS, the parties hereto desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

         1.1 "Bank Holding Company Act" shall mean the Bank Holding Company Act of 1956, as amended.

         1.2 "Banking Board" shall mean the New York State Banking Board.

         1.3 "Bank Merger" is defined in the recitals hereto.

         1.4 "Bank Merger Agreement" is defined in the recitals hereto.

         1.5 "Claim" is defined in Section 4.11(d) hereof.

         1.6 "Closing Date" shall mean the date specified pursuant to Section
4.9 hereof as the date on which the parties hereto shall close the transactions contemplated herein.



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         1.7 "Code" shall mean the Internal Revenue Code of 1986, as amended.

         1.8 "Commission" or "SEC" shall mean the Securities and Exchange Commission.

         1.9 "Confidentiality Agreements" is defined in Section 4.5 hereof.

         1.10 "Effective Date" shall mean the date specified pursuant to Section
4.9 hereof as the effective date of the Merger.

         1.11 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         1.12 "ERISA Affiliate" is defined in Section 3.10 hereof.

         1.13 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         1.14 "FDIA" shall mean the Federal Deposit Insurance Act.

         1.15 "FDIC" shall mean the Federal Deposit Insurance Corporation.

         1.16 "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         1.17 "FNB" is defined in the preamble of this Agreement.

         1.18 "FNB Bank" is defined in the recitals hereto.

         1.19 "FNB Common Stock" is defined in Section 2.1 hereof.

         1.20 "FNB Employees" is defined in Section 4.11(a) hereof.

         1.21 "FNB Financial Statements" shall mean (i) the consolidated balance sheets of FNB as of September 30, 1998 and as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended September 30, 1998 and each of the three years ended December 31, 1997, 1996 and 1995, respectively, as filed by FNB in SEC Documents and (ii) the consolidated balance sheets of FNB and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by FNB in SEC Documents with respect to periods ended subsequent to September 30, 1998.

         1.22 "FNB Plan" is defined in Section 2.13(a) hereof.

         1.23 "FNB Preferred Stock" is defined in Section 2.1 hereof.

         1.24 "Indemnified Parties" is defined in Section 4.11(d) hereof.

         1.25 "Insurance Amount" is defined in Section 4.11(f) hereof.



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         1.26 "Intellectual Property" means domestic and foreign letters patent, patents, patent applications, patent licenses, software licensed or owned, know-how licenses, trade names, common law and other trademarks, service marks, licenses of trademarks, trade names and/or service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications.

         1.27 "M&T" is defined in the preamble of this Agreement.

         1.28 "M&T Bank" is defined in the recitals hereto.

         1.29 "M&T Common Stock" is defined in Section 3.1 hereof.

         1.30 "M&T Financial Statements" shall mean (i) the consolidated balance sheets of M&T as of September 30, 1998 and as of December 31, 1997 and 1996 and the related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) for the nine months ended September 30, 1998 and each of the three years ended December 31, 1997, 1996 and 1995, respectively, as filed by M&T in SEC Documents and (ii) the consolidated balance sheets of M&T and related consolidated statements of income, cash flows and changes in shareholders' equity (including related notes, if any) as filed by M&T in SEC Documents as of dates or with respect to periods ended subsequent to September 30, 1998.

         1.31 "M&T Plan" is defined in Section 3.10 hereof.

         1.32 "M&T Preferred Stock" is defined in Section 3.1 hereof.

         1.33 "Material Adverse Effect" shall mean, with respect to FNB or M&T, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and any Subsidiary of the party taken as a whole or a material adverse effect on such party's ability to consummate the transactions contemplated hereby; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, thrifts or their holding companies generally and (iii) any action or omission of FNB or M&T or any Subsidiary of either of them taken with the prior written consent of M&T or FNB, as applicable, in contemplation of the Merger.

         1.34 "Merger" is defined in the recitals hereto.

         1.35 "Merger Sub" is defined in the preamble of this Agreement.

         1.36 "NYSE" shall mean the New York Stock Exchange.

         1.37 "OCC" shall mean the Office of the Comptroller of Currency.



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         1.38 "Option Agreement" shall mean the Stock Option Agreement dated of even date herewith between FNB and M&T pursuant to which FNB will grant M&T the right to purchase certain shares of FNB Common Stock.

         1.39 "Plan of Merger" is defined in the recitals hereto.

         1.40 "Previously Disclosed" shall mean disclosed prior to the execution hereof in (i) an SEC Document filed with the SEC subsequent to January 1, 1998 and prior to the date hereof or (ii) a letter dated of even date herewith from the party making such disclosure and delivered to the other party prior to the execution hereof. Any information disclosed by one party to the other for any purpose hereunder shall be deemed to be disclosed for all purposes hereunder. The inclusion of any matter in information Previously Disclosed shall not be deemed an admission or otherwise to imply that any such matter is material for purposes of this Agreement.

         1.41 "Proxy Statement" shall mean the proxy statement/prospectus (or similar documents) together with any supplements thereto sent to the shareholders of FNB to solicit their votes in connection with this Agreement and the Plan of Merger.

         1.42 "Registration Statement" shall mean the registration statement with respect to the M&T Common Stock to be issued in connection with the Merger as declared effective by the Commission under the Securities Act.

         1.43 "Rights" shall mean warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock, and stock appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

         1.44 "Reorganization Agreement" is defined in the recitals hereto.

         1.45 "Sandler O'Neill" is defined in Section 2.18 hereof.

         1.46 "SEC Documents" shall mean all reports and registration statements filed, or required to be filed, by a party hereto pursuant to the Securities Laws.

         1.47 "Securities Act" shall mean the Securities Act of 1933, as amended.

         1.48 "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1990, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the Commission promulgated thereunder.

         1.49 "Subsidiary" or "Subidiaries" shall mean with respect to any party, any bank, corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes; provided, however, with respect to M&T "Subsidiary" or "Subsidiaries" shall not include First Empire Capital Trust I, First Empire Capital Trust II or OnBank Capital Trust I.



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         1.50 "Surviving Corporation" is defined in the recitals hereto.

         1.51 "Takeover Proposal" is defined in Section 4.7(b)(13) hereof.



                                   ARTICLE 2.
                      REPRESENTATIONS AND WARRANTIES OF FNB

         FNB hereby represents and warrants to M&T and Merger Sub as follows:

         2.1. Capital Structure of FNB

         The authorized capital stock of FNB consists of (i) 2,000,000 shares of preferred stock, par value $1.00 per share ("FNB Preferred Stock"), none of which is issued and outstanding, and (ii) 5,000,000 shares of common stock, par value $1.00 per share ("FNB Common Stock"), of which, as of the date hereof, 3,625,806 shares are issued and outstanding and no shares are held in treasury. As of the date hereof, no shares of FNB Preferred Stock or FNB Common Stock are reserved for issuance, except that (i) 42,577 shares of FNB Common Stock are reserved for issuance pursuant to FNB's employee stock purchase plan, (ii) 509,287 shares of FNB Common Stock are reserved for issuance upon the exercise of stock options heretofore granted pursuant to FNB's stock option plans, (iii) 23,355 shares of FNB Common Stock are reserved for issuance pursuant to FNB's 401(k) stock purchase plan, and (iv) 721,535 shares of FNB Common Stock are reserved for issuance pursuant to the Option Agreement. Schedule 2.1 hereto sets forth all currently outstanding options for the purchase of FNB Common Stock, the number of shares of FNB Common Stock subject to such options, whether such options are vested or unvested, the vesting schedule for unvested options and the vesting or other treatment of all unvested options in the event of a change of control of FNB. All outstanding shares of FNB Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. FNB does not have and is not bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of FNB except (i) for the Option Agreement,
(ii) as Previously Disclosed, and (iii) as set forth above. None of the shares of FNB's capital stock has been issued in violation of the preemptive rights of any person.

         2.2. Organization, Standing and Authority of FNB

         FNB is a duly organized corporation, validly existing and in good standing under the laws of New York with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on FNB. FNB is registered as a bank holding company under the Bank Holding Company Act.


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         2.3. Ownership of FNB Subsidiaries; Capital Structure of FNB
Subsidiaries

         As of the date hereof, FNB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization except the FNB Subsidiaries as Previously Disclosed. Except as Previously Disclosed, the outstanding shares of capital stock or other equity interests of each FNB Subsidiary have been duly authorized and validly issued and are fully paid and (except as provided by applicable law) nonassessable and all such shares or equity interests are directly or indirectly owned by FNB free and clear of all liens, claims and encumbrances. No FNB Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock or other equity interests of any FNB Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of FNB to vote or to dispose of said shares. None of the shares of capital stock or other equity interests of any FNB Subsidiary has been issued in violation of the preemptive rights of any person.

         2.4. Organization, Standing and Authority of FNB Subsidiaries

         Each FNB Subsidiary is a duly organized corporation, banking association or other organization, validly existing and in good standing under applicable laws. Each FNB Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification, except where failure to be so licensed or qualified would not have a Material Adverse Effect on FNB. Each FNB Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on FNB. FNB Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of shares therein and is a qualified seller and servicer for the Federal Home Loan Mortgage Corporation. FNB Capital Corp. is a real estate investment trust within the meaning of Part II of Chapter 1M of Subtitle A of the Code.

         2.5. Authorized and Effective Agreement

                  (a) FNB has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement, the Plan of Merger and the Option Agreement. The execution and delivery of this Reorganization Agreement, the Plan of Merger and the Option Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of FNB, except that the affirmative vote of the holders of two-thirds of the shares of FNB stock cast by the holders of such shares entitled to vote thereon is the only shareholder vote required to approve the Plan of Merger pursuant to the New York Business Corporation Law and FNB's Certificate of Incorporation, as amended, and FNB's Bylaws. The Board of Directors of FNB has directed that this Agreement and the Plan of Merger be submitted to FNB's stockholders for approval at a special meeting to be held as soon as practicable.

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                  (b) Assuming the accuracy of the representation contained in
Section 3.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of FNB, enforceable against it in accordance with their respective terms, subject as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement, the Plan of Merger or the Option Agreement, nor consummation of the transactions contemplated hereby or thereby, nor compliance by FNB with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of FNB or any FNB Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of FNB or any FNB Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to FNB or any FNB Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect on FNB.

                  (d) Other than as contemplated by Section 4.3 hereof and except as Previously Disclosed, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by FNB or any FNB Subsidiary on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither FNB nor any FNB Subsidiary is aware of any reason why the conditions set forth in
Section 5.1(b) of this Agreement will not be satisfied without undue delay and without the imposition of any condition or requirement of the type referred to in the provisions thereof.

         2.6. SEC Documents; Regulatory Filings

         FNB has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. FNB and each FNB Subsidiary has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on FNB, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.


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         2.7. Financial Statements; Books and Records; Minute Books

         The FNB Financial Statements filed by FNB in SEC Documents prior to the date of this Agreement fairly present, and the FNB Financial Statements filed by FNB after the date of this Agreement will fairly present the consolidated financial position of FNB and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of FNB and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q. The books and records of FNB and each FNB Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance with all applicable legal and accounting requirements in all material respects. The minute books of FNB and each FNB Subsidiary contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

         2.8. Material Adverse Change

         FNB has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1997 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to FNB.

         2.9. Absence of Undisclosed Liabilities

         Neither FNB nor any FNB Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to FNB on a consolidated basis, or that, when combined with all similar liabilities, would be material to FNB on a consolidated basis, except as Previously Disclosed, as disclosed in the FNB Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to September 30, 1998.

         2.10. Properties

         FNB and the FNB Subsidiaries have good and marketable title free and clear of all liens, encumbrances, charges, defaults or equitable interests to all of the properties and assets, real and personal, which, individually or in the aggregate, are material to the business of FNB and its Subsidiaries taken as a whole, and which are reflected on the FNB Financial Statements as of September 30, 1998 or acquired after such date, except (i) liens for taxes not yet due and payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) dispositions and encumbrances for adequate consideration in the ordinary course of business. All leases pursuant to which FNB or any FNB Subsidiary, as lessee, leases real and personal property which, individually or in the aggregate, are material to the business of FNB and its Subsidiaries taken as a whole are valid and enforceable in accordance with their respective terms except where the failure of such lease or leases to be valid and enforceable would not, individually or in the aggregate, have a Material Adverse Effect on FNB.

         2.11. Loans

                  (a) Each loan reflected as an asset in the FNB Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on FNB.

                  (b) The allowance for loan losses reflected on the FNB Financial Statements, as of their respective dates, is in all material respects consistent with the requirements of generally accepted accounting principles to provide for reasonably anticipated losses with respect to FNB's loan portfolio based upon information reasonably available at the time.


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         2.12. Tax Matters

                  (a) FNB and each FNB Subsidiary have timely filed federal income tax returns for each year through December 31, 1997 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to FNB or any FNB Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on FNB. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on FNB and, as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on FNB. Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to such returns or periods has been proposed, asserted or assessed or is pending. Neither FNB nor any FNB Subsidiary will have any liability for any such taxes in excess of the amounts so paid or reserves or accruals so established except where such liability would not have a Material Adverse Effect on FNB.

                  (b) All federal, state and local (and, if applicable, foreign) tax returns filed by FNB and each FNB Subsidiary are complete and accurate in all material respects. Neither FNB nor any FNB Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against FNB or any FNB Subsidiary which have not been settled and paid. Except as Previously Disclosed, there are currently no agreements in effect with respect to FNB or any FNB Subsidiary to extend the period of limitations for the assessment or collection of any tax.

                  (c) Except as Previously Disclosed, neither the transactions contemplated hereby nor the termination of the employment of any employees of FNB or any FNB Subsidiary prior to or following consummation of the transactions contemplated hereby could result in FNB or any FNB Subsidiary making or being required to make any "excess parachute payment" as that term is defined in
Section 280G of the Code.

                  (d) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary is a party to any agreement providing for the allocation or sharing of, or indemnification for, taxes.

                  (e) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code.

                  (f) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary has entered into any agreement with any taxing authority that will bind M&T or an affiliate thereof after the Closing Date.

                  (g) For purposes of this Section 2.12, references to FNB and any FNB Subsidiary shall include predecessors thereof.

         2.13. Employee Benefit Plans

                  (a) Schedule 2.13(a) hereto sets forth a true and complete list of each FNB Plan. For purposes of this Section 2.13, the term "FNB Plan" means each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, medical, life or other insurance, profit-sharing, or pension plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by FNB or by any trade or business, whether or not incorporated, that together with FNB would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") for the benefit of any employee or director or former employee or former director of FNB or any ERISA Affiliate of FNB.

                  (b) With respect to each of the FNB Plans, FNB has made available to M&T true and complete copies of each of the following documents:
(a) the FNB Plan and related documents (including all amendments thereto); (b) the most recent annual reports, financial statements, and actuarial reports, if


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any; (c) the most recent summary plan description, together with each summary of material modifications, required under ERISA with respect to such FNB Plan; and
(d) the most recent determination letter received from the IRS with respect to each FNB Plan that is intended to be qualified under the Code.

                  (c) No liability under Title IV of ERISA has been incurred by FNB or any ERISA Affiliate of FNB since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to FNB or any ERISA Affiliate of FNB of incurring a liability under such Title, other than liability for premium payments to the Pension Benefit Guaranty Corporation, which premiums have been or will be paid when due.

                  (d) Neither FNB nor any ERISA Affiliate of FNB, nor any of the FNB Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) in connection with which FNB or any ERISA Affiliate of FNB could, either directly or indirectly, incur a material liability or cost.

                  (e) Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code, of all amounts that FNB or any ERISA Affiliate of FNB is required to pay under Section 412 of the Code or under the terms of the FNB Plans.

                  (f) Except as Previously Disclosed, as of the Closing Date, the then fair market value of the assets held under each FNB Plan that is subject to Title IV of ERISA will be sufficient so as to permit a "standard termination" of each such FNB Plan under Section 4042(b) of ERISA without the need to make any additional contributions to such FNB Plans. No reportable event under Section 4043 of ERISA has occurred or will occur with respect to any FNB Plan on or before the Closing Date other than any reportable event occurring by reason of the transactions contemplated by this Agreement or a reportable event for which the requirement of notice to the PBGC has been waived.

                  (g) Except as Previously Disclosed, none of the FNB Plans is a "multiemployer pension plan," as such term is defined in Section 3(37) of ERISA, a "multiple employer welfare arrangement," as such term is defined in Section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA.

                  (h) A favorable determination letter has been issued by the Internal Revenue Service with respect to the each of the FNB Plans that is intended to be "qualified" within the meaning of Section 401(a) of the Code to the effect that such plan is so qualified and each such FNB Plan satisfies the requirements of Section 401(a) of the Code in all material respects. Each of the FNB Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements in all material respects. Each of the FNB Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including but not limited to ERISA and the Code.

                  (i) There are no actions, suits or claims pending, or, to the knowledge of FNB, threatened or anticipated (other than routine claims for benefits) against any FNB Plan, the assets of any FNB Plan or against FNB or any

ERISA Affiliate of FNB with respect to any FNB Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any FNB Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or threatened audits, examinations or investigations by any governmental body, commission or agency involving any FNB Plan.

                  (j) Except as Previously Disclosed, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or director of FNB or any ERISA Affiliate of FNB to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation due to any such current or former employee or director, or (iii) renew or extend the term of any agreement regarding compensation for any such current or former employee or director.

         2.14. Certain Contracts

                  (a) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary is a party to, or is bound by, (i) any material contract as defined in Item 601(b)(10) of Regulation S-K of the SEC or any other material contract or similar arrangement whether or not made in the ordinary course of business (other than loans or loan commitments and funding transactions in the ordinary course of business of any FNB Subsidiary) or any agreement restricting the nature or geographic scope of its business activities in any material respect,
(ii) any agreement, indenture or other instrument relating to the borrowing of money by FNB or any FNB Subsidiary or the guarantee by FNB or any FNB Subsidiary of any such obligation, other than instruments relating to transactions entered into in the customary course, (iii) any agreement, arrangement or commitment relating to the employment of a consultant who was formerly a director or executive officer or the employment, election, retention in office or severance of any present or former director or officer, or (iv) any contract, agreement or understanding with a labor union, in each case whether written or oral.

                  (b) Except as Previously Disclosed, neither FNB nor any FNB Subsidiary is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, except for such defaults which would not, individually or in the aggregate, have a Material Adverse Effect on FNB.

         2.15. Legal Proceedings

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of FNB or any FNB Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against FNB or any FNB Subsidiary or against any asset, interest or right of FNB or any FNB Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse

Effect on FNB. To the knowledge of FNB or any FNB Subsidiary, there are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on FNB. There are no actions, suits or proceedings instituted, pending or, to the knowledge of FNB or any FNB Subsidiary, threatened (or unasserted but considered probable of assertion and which if asserted would be reasonably expected to have an unfavorable outcome) against any present or former director or officer of FNB or any FNB Subsidiary, that might give rise to a claim for indemnification and that (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome, would, individually or in the aggregate, have a Material Adverse Effect on FNB.

         2.16. Compliance with Laws

         Except as Previously Disclosed, FNB and each FNB Subsidiary is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and neither FNB nor any FNB Subsidiary has received notification from any agency or department of federal, state or local government (i) asserting a material violation of any such statute or regulation,
(ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on FNB. Neither FNB nor any FNB Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on FNB, and none of them has received any communication requesting that they enter into any of the foregoing.

         2.17. Labor Matters

         With respect to their employees, neither FNB nor any FNB Subsidiary is a party to any labor agreement with any labor organization, group or association and has not engaged in any unfair labor practice. Since January 1, 1998 and prior to the date hereof, FNB and the FNB Subsidiaries have not experienced any attempt by organized labor or its representatives to make FNB or any FNB Subsidiary conform to demands of organized labor relating to their employees or to enter into a binding agreement with organized labor that would cover the employees of FNB or any FNB Subsidiary. There is no unfair labor practice charge or other complaint by any employee or former employee of FNB or any FNB Subsidiary against any of them pending before any governmental agency arising out of FNB's or such FNB Subsidiary's activities, which charge or complaint (i) has a reasonable probability of an unfavorable outcome and (ii) in the event of an unfavorable outcome would, individually or in the aggregate, have a Material Adverse Effect on FNB; there is no labor strike or labor disturbance pending or threatened against any of them; and neither FNB nor any FNB Subsidiary has experienced a work stoppage or other labor difficulty since January 1, 1998.

         2.18. Brokers and Finders

         Neither FNB nor any FNB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for FNB's retention of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill") to perform certain financial advisory services as Previously Disclosed. Prior to the execution and delivery of this Agreement, Sandler O'Neill has delivered to the Board of Directors of FNB an opinion that the Merger is fair from a financial point of view to the shareholders of FNB.

         2.19. Insurance

         FNB and the FNB Subsidiaries each currently maintains insurance in amounts considered by FNB and any FNB Subsidiary as applicable, to be reasonably necessary for their operations. Neither FNB nor any FNB Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither FNB nor any FNB Subsidiary has been refused any insurance coverage sought or applied for, and FNB has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of FNB or any FNB Subsidiary. Schedule 2.19 hereto sets forth all currently outstanding claims against FNB or any FNB Subsidiary under any insurance policy. The deposits of FNB Bank are insured by the FDIC in accordance with the FDIA, and FNB Bank has paid all assessments and filed all reports required by the FDIA.

         2.20. Environmental Liability

         Neither FNB nor any FNB Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of FNB and the FNB Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on FNB or any FNB Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on FNB; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither FNB nor any FNB Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         2.21. Administration of Trust Accounts

         Each FNB Subsidiary has properly administered all common trust funds and collective investment funds and all accounts for which it acts as a fiduciary or agent, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, except where the failure to do so would not, individually or in the aggregate, have a Material

Adverse Effect on FNB. Neither FNB, any FNB Subsidiary, nor any director, officer or employee of FNB or any FNB Subsidiary acting on behalf of FNB or an FNB Subsidiary, has committed any breach of trust with respect to any such common trust fund or collective investment fund or fiduciary or agency account, and the accountings for each such common trust fund or collective investment fund or fiduciary or agency account are true and correct in all material respects and accurately reflect the assets of such common trust fund or collective investment fund or fiduciary or agency account, except for such breaches and failures to be true, correct and accurate which would not, individually or in the aggregate, have a Material Adverse Effect on FNB.

         2.22. Intellectual Property

         Except as Previously Disclosed, FNB or an FNB Subsidiary owns the entire right, title and interest in and to, or has valid licenses with respect to, all of the Intellectual Property necessary in all material respects to conduct the business and operations of FNB and the FNB Subsidiaries as presently conducted, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on FNB. None of such Intellectual Property is subject to any outstanding order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment, which order, decree, judgment, stipulation, settlement, lien, charge, encumbrance or attachment would have a Material Adverse Effect on FNB. Except as Previously Disclosed, upon consummation of the transactions contemplated by this Agreement M&T and the M&T Subsidiaries will be entitled to continue to use all such Intellectual Property without the payment of any fees, licenses or other payments (other than ongoing payments required under license agreements for software used by FNB or the FNB Subsidiaries in Previously Disclosed amounts consistent with past practice).

         2.23. Risk Management Instruments

         All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements to which FNB or a FNB Subsidiary is a party, whether entered into for FNB's own account, or for the account of one or more of the FNB Subsidiaries or their customers (all of which have been Previously Disclosed), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FNB or one of the FNB Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general equity principles), and neither FNB nor any FNB Subsidiary nor to FNB's knowledge, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement. FNB has Previously Disclosed all of such agreements and arrangements that are in effect as of the date of this Agreement.

         2.24. Repurchase Agreements

         With respect to all agreements pursuant to which FNB or any FNB Subsidiary has purchased securities subject to an agreement to resell, if any, FNB or such FNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreements, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

         2.25. Certain Information

         When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the FNB shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by FNB relating to FNB and the FNB Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading.All information concerning FNB and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

         2.26. Year 2000

         The computer software operated by FNB and any FNB Subsidiary which is material to the conduct of the business of FNB and any FNB Subsidiary is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and FNB and any FNB Subsidiary are otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on FNB.

         2.27. Tax Treatment

         As of the date of this Agreement, FNB knows of no reason relating to it or any of the FNB Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as tax free reorganization under Section 368(a) of the Code.

                                   ARTICLE 3.
                        REPRESENTATIONS AND WARRANTIES OF
                               M&T AND MERGER SUB

         M&T and Merger Sub hereby jointly and severally represent and warrant to FNB as follows:

         3.1. Capital Structure of M&T

         The authorized capital stock of M&T consists at November 30, 1998 of
(i) 1,000,000 shares of preferred stock, par value $1.00 per share ("M&T Preferred Stock"), none of which were issued and outstanding and (ii) 15,000,000 shares of common stock, par value $5.00 per share ("M&T Common Stock"), of which, as of the date hereof, 7,747,788 shares were issued and outstanding and 353,751 shares were held in treasury. All outstanding shares of M&T capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the shares of M&T's capital stock has been issued in violation of the preemptive rights of any person. The shares of M&T Common Stock to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Reorganization Agreement and the Plan of Merger, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights.

         3.2. Organization, Standing and Authority of M&T

         M&T is a duly organized corporation, validly existing and in good standing under the laws of New York, with full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on M&T. M&T is registered as a bank holding company under the Bank Holding Company Act.

         3.3. Ownership of M&T Subsidiaries; Capital Structure of M&T
              Subsidiaries

         M&T has no Subsidiary other than those disclosed in its Annual Report on Form 10-K for the year ended December 31, 1997, Merger Sub or any Subsidiary that is not a significant subsidiary under the SEC's Regulation S-X. Except as Previously Disclosed, the outstanding shares of capital stock of the M&T Subsidiaries have been duly authorized and validly issued and are fully paid and (except as provided in 12 U.S.C. ss. 55 or Section 114 of the New York Banking
Law) nonassessable and all such shares are directly or indirectly owned by M&T free and clear of all liens, claims and encumbrances. No M&T Subsidiary has or is bound by any Rights which are authorized, issued or outstanding with respect to the capital stock of any M&T Subsidiary and, except as Previously Disclosed, there are no agreements, understandings or commitments relating to the right of M&T to vote or to dispose of said shares. None of the shares of capital stock of any M&T Subsidiary has been issued in violation of the preemptive rights of any person.

         3.4. Organization, Standing and Authority of M&T Subsidiaries

         Each M&T Subsidiary is a duly organized corporation or banking corporation, validly existing and in good standing under applicable laws. Each M&T Subsidiary (i) has full power and authority to carry on its business as now conducted, and (ii) is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such licensing or qualification and where failure to be licensed or qualified would have a Material Adverse Effect on M&T. Each M&T Subsidiary has all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so authorized would not have a Material Adverse Effect on M&T.

         3.5. Authorized and Effective Agreement

                  (a) Each of M&T and Merger Sub has all requisite corporate power and authority to enter into and perform all of its obligations under this Reorganization Agreement and the Plan of Merger. The execution and delivery of this Reorganization Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action in respect thereof on the part of M&T and Merger Sub.

                  (b) Assuming the accuracy of the representation contained in
Section 2.5(b) hereof, this Reorganization Agreement and the Plan of Merger constitute legal, valid and binding obligations of each of M&T and Merger Sub, in each case enforceable against it in accordance with their respective terms subject, as to enforceability, to bankruptcy, insolvency and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (c) Except as Previously Disclosed, neither the execution and delivery of this Reorganization Agreement or the Plan of Merger, nor consummation of the transactions contemplated hereby or thereby, nor compliance by M&T or Merger Sub with any of the provisions hereof or thereof shall (i) conflict with or result in a breach of any provision of the articles or certificate of incorporation or association, charter or bylaws of M&T or any M&T Subsidiary, (ii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, constitute or result in a breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon any property or asset of M&T or any M&T Subsidiary pursuant to, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation, or (iii) assuming the consents and approvals contemplated by Section 4.3 hereof and the consents and approvals which are Previously Disclosed are duly obtained, violate any order, writ, injunction, decree, statute, rule or regulation applicable to M&T or any M&T Subsidiary, except (in the case of clauses (ii) and (iii) above) for such violations, rights, conflicts, breaches, creations or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on M&T.

                  (d) Except for approvals specified in Section 4.3 hereof, except as Previously Disclosed and except as expressly referred to in this Reorganization Agreement, no consent, approval or authorization of, or declaration, notice, filing or registration with, any governmental or regulatory authority, or any other person, is required to be made or obtained by M&T or Merger Sub on or prior to the Closing Date in connection with the execution, delivery and performance of this Agreement and the Plan of Merger or the consummation of the transactions contemplated hereby or thereby. Neither M&T nor any of the M&T Subsidiaries is aware of any reason why the conditions set forth in Section 5.1(b) of this Agreement will not be satisfied without undue delay and without the imposition of any condition or requirement of the type referred to in the provisions thereof.

         3.6. SEC Documents; Regulatory Filings

         M&T has filed all SEC Documents required by the Securities Laws and such SEC Documents complied, as of their respective dates, in all material respects with the Securities Laws. M&T and each of the M&T Subsidiaries has filed all reports required by statute or regulation to be filed with any federal or state bank regulatory agency, except where the failure to so file would not have a Material Adverse Effect on M&T, and such reports were prepared in accordance with the applicable statutes, regulations and instructions in existence as of the date of filing of such reports in all material respects.

         3.7. Financial Statements; Books and Records; Minute Books

         The M&T Financial Statements filed by M&T in SEC documents prior to the date of this Agreement fairly present, and the M&T Financial Statements files by M&T in SEC Documents after the date of the Agreement will fairly present the consolidated financial position of M&T and its consolidated Subsidiaries as of the dates indicated and the consolidated results of operations, changes in shareholders' equity and cash flows of M&T and its consolidated Subsidiaries for the periods then ended and each such financial statement has been or will be, as the case may be, prepared in conformity with generally accepted accounting principles applicable to financial institutions applied on a consistent basis except as disclosed therein and except in the case of unaudited statements, as permitted by Form 10-Q. . The books and records of M&T and each M&T Subsidiary fairly reflect in all material respects the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable legal and accounting requirements. The minute books of M&T and the M&T Subsidiaries contain records which are accurate in all material respects of all corporate actions of its shareholders and Board of Directors (including committees of its Board of Directors).

         3.8. Material Adverse Change

         M&T has not, on a consolidated basis, suffered any change in its financial condition, results of operations or business since December 31, 1997 which individually or in the aggregate with any other such changes would constitute a Material Adverse Effect with respect to M&T.

         3.9. Absence of Undisclosed Liabilities

         Neither M&T nor any M&T Subsidiary has any liability (contingent or otherwise), excluding contractually assumed contingencies, that is material to M&T on a consolidated basis, or that, when combined with all similar liabilities, would be material to M&T on a consolidated basis, except as Previously Disclosed, as disclosed in the M&T Financial Statements filed with the SEC prior to the date hereof and except for liabilities incurred in the ordinary course of business subsequent to Spetember 30, 1998.

         3.10. Employee Benefit Plans

                    Each of the M&T Plans complies in all material respects with the requirements of applicable law, including ERISA and the Code. For purposes of this Agreement, the term "M&T Plan" means each bonus, incentive compensation, severance pay, medical or other insurance program, retirement plan, or other employee benefit plan program, agreement or arrangement sponsored, maintained or contributed to by M&T or any trade or business, whether or not incorporated, that together with M&T or any of the M&T Subsidiaries would be deemed a "single employer" under Section 414 of the Code (an "ERISA Affiliate") or under which M&T or any ERISA Affiliate has any liability or obligation. No liability under Title IV of ERISA has been incurred by M&T or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to M&T or any ERISA Affiliate of incurring any such liability. Full payment has been made, or will be made in accordance with Section 404(a)(6) of the Code of all amounts that M&T or any ERISA Affiliate is required to pay under Section 412 of the Code or under the terms of the M&T Plans, and no accumulated funding deficiency (within the meaning of Section 412 of the Code) exists with respect to any M&T Plan. There has been no material adverse change in the funded status of any M&T Plan that is subject to Title IV of ERISA since the date of the information relating to such funded status contained in the most recent M&T Form 10-K filed with the SEC.

         3.11. Legal Proceedings

         Except as Previously Disclosed, there are no actions, suits or proceedings instituted, pending or, to the knowledge of M&T and Merger Sub, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against M&T, Merger Sub or any M&T Subsidiary or against any asset, interest or right of M&T or any M&T Subsidiary as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on M&T. There are no actual or threatened actions, suits or proceedings which present a claim to restrain or prohibit the transactions contemplated herein or to impose any material liability in connection therewith as to which there is a reasonable probability of an unfavorable outcome and which, if such an unfavorable outcome was rendered, would, individually or in the aggregate, have a Material Adverse Effect on M&T.

         3.12. Compliance with Laws

         Except as Previously Disclosed, each of M&T and the M&T Subsidiaries is in compliance in all material respects with all statutes and regulations applicable to the conduct of its business, and none of them has received notification from any agency or department of federal, state or local government
(i) asserting a material violation of any such statute or regulation, (ii) threatening to revoke any license, franchise, permit or government authorization or (iii) restricting or in any way limiting its operations, except for such noncompliance, violations, revocations and restrictions which would not, individually or in the aggregate, have a Material Adverse Effect on M&T. None of M&T or any M&T Subsidiary is subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment which could be reasonably anticipated to have a Material Adverse Effect on M&T, and none of them has received any communication requesting that they enter into any of the foregoing.

         3.13. Tax Matters

                     (a) M&T and each M&T Subsidiary have timely filed federal income tax returns for each year through December 31, 1997 and have timely filed, or caused to be filed, all other federal, state, local and foreign tax returns (including, without limitation, estimated tax returns, returns required under Sections 1441-1446 and 6031-6060 of the Code and the regulations thereunder and any comparable state, foreign and local laws, any other information returns, withholding tax returns, FICA and FUTA returns and back up withholding returns required under Section 3406 of the Code and any comparable state, foreign and local laws) required to be filed with respect to M&T or any M&T Subsidiary, except where the failure to file timely such federal income and other tax returns would not, in the aggregate, have a Material Adverse Effect on M&T. All taxes due in respect of the periods covered by such tax returns have been paid or adequate reserves have been established for the payment of such taxes, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on M&T and, as of the Closing Date, all taxes due in respect of any subsequent periods (or portions thereof) ending on or prior to the Closing Date will have been paid or adequate reserves will have been established for the payment thereof, except where any such failure to pay or establish adequate reserves would not, in the aggregate, have a Material Adverse Effect on M&T. Except as Previously Disclosed, no material (i) audit examination, (ii) deficiency, or (iii) refund litigation with respect to such returns or periods has been proposed or asserted or is pending. Neither M&T nor any M&T Subsidiary will have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

                     (b) All federal, state and local (and, if applicable, foreign) tax returns filed by M&T and each M&T Subsidiary are complete and accurate in all material respects. Neither M&T nor any M&T Subsidiary is delinquent in the payment of any material tax, assessment or governmental charge, and, except as Previously Disclosed, none of them has requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof which have not since been filed. Except as Previously Disclosed, no material deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against M&T or any M&T Subsidiary which have not been settled, paid or accrued.

                     (c) Neither M&T nor any M&T Subsidiary is required to include in income any adjustment in any taxable period ending after the date hereof pursuant to Section 481(a) of the Code other than any adjustment for which it already has made an accrual.

                     (d) For purposes of this Section 3.13, references to M&T and any M&T Subsidiary shall include predecessors thereof.

         3.14. Brokers and Finders

         Neither M&T nor any M&T Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein or the Plan of Merger, except for legal and accounting fees.

         3.15. Insurance

         M&T and the M&T Subsidiaries each currently maintains insurance in amounts considered by M&T and any M&T Subsidiary as applicable, to be reasonably necessary for their operations. Neither M&T nor any M&T Subsidiary has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds, and within the last three years, neither M&T nor any M&T Subsidiary has been refused any insurance coverage sought or applied for, and M&T has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability in coverage that have not resulted from any extraordinary loss experience of M&T or any M&T Subsidiary.

         3.16. Environmental Liability

         Neither M&T nor any M&T Subsidiary has received any written notice of any legal, administrative, arbitral or other proceeding, claim or action and, to the knowledge of M&T and the M&T Subsidiaries, there is no governmental investigation of any nature ongoing, in each case that could reasonably be expected to result in the imposition, on M&T or any M&T Subsidiary of any liability arising under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, which liability would have a Material Adverse Effect on M&T; except as Previously Disclosed, there are no facts or circumstances which could reasonably be expected to form the basis for any such proceeding, claim, action or governmental investigation that would impose any such liability; and neither M&T nor any M&T Subsidiary is subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

         3.17. Certain Information

         When the Registration Statement or any post-effective amendment thereto shall become effective, and at all times subsequent to such effectiveness up to and including the time of the FNB shareholders' meeting to vote upon the Merger, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished by M&T relating to M&T and the M&T Subsidiaries, (i) shall comply in all material respects with the applicable provisions of the Securities Laws, and (ii) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading. All information concerning M&T and its directors, officers, shareholders and any Subsidiaries included (or submitted for inclusion) in any application and furnished by it pursuant to Section 4.3 of this Agreement shall be true, correct and complete in all material respects.

         3.18. Year 2000

         The computer software operated by M&T or any M&T Subsidiary which is material to the conduct of M&T's or any M&T Subsidiary's business is capable of providing or is being adapted to provide uninterrupted millennium functionality to record, store, process and present calendar dates falling on or after January 1, 2000 in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates falling on or before December 31, 1999, and such software and M&T or any M&T Subsidiary is otherwise in compliance with all relevant Regulatory Authority guidance and requirements relating to the Year 2000 computer issues including the statements of the Federal Financial Institutions Examination Council, dated May 5, 1997, entitled "Year 2000 Project Management Awareness," and December 1997, entitled "Safety and Soundness Guidelines Concerning the Year 2000 Business Risk." The costs of the adaptations referred to in this clause will not have a Material Adverse Effect on M&T.

         3.19. Tax Treatment

         As of the date of this Agreement, M&T knows of no reason relating to it or any of the M&T Subsidiaries which would reasonably cause it to believe that the Merger will not qualify as a tax-free reorganization under Section 368(a) of the Code.

         3.20. Merger Consideration

         M&T has unissued shares of Common Stock and shares of Common Stock held in its treasury that are not reserved for any other purpose sufficient to provide the Stock Consideration and has available to it sources of funds sufficient to provide the Cash Consideration.

                                   ARTICLE 4.
                                   COVENANTS

         4.1. Shareholders' Meeting

         FNB shall submit this Reorganization Agreement and the Plan of Merger to its shareholders for approval at a special meeting to be held as soon as practicable. Subject to the fiduciary duties of the board of directors of FNB as determined after consultation with counsel, the board of directors of FNB shall recommend that the shareholders vote in favor of such approval.

         4.2. Proxy Statement; Registration Statement

         As promptly as practicable after the date hereof, M&T and FNB shall cooperate in the preparation of the Proxy Statement to be mailed to the shareholders of FNB in connection with this Agreement and the transactions contemplated hereby and to be filed by M&T as part of the Registration Statement. M&T will advise FNB, promptly after it receives notice thereof, of the time when the Registration Statement or any post-effective amendment thereto has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of qualification of the M&T Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. M&T shall take all actions necessary to register or qualify the shares of M&T Common Stock to be issued in the Merger pursuant to all applicable state "blue sky" or securities laws and shall maintain such registrations or qualifications in effect for all purposes hereof. M&T shall apply for approval to list the shares of M&T Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance, prior to the Effective Date.

         4.3. Applications

         As promptly as practicable after the date hereof, and after a reasonable opportunity for review by counsel to FNB, M&T shall submit any requisite applications for prior approval of, and notices with respect to, the transactions contemplated herein, in the Plan of Merger and in the Bank Merger Agreement (i) to the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act and the Bank Merger Act, (ii) to the OCC pursuant to 12 C.F.R. ss. 5.33(g)(3), and (iii) to the New York Banking Board pursuant to
Section 142 of the New York Banking Law, and the regulations promulgated thereunder, and each of the parties hereto shall, and they shall cause their respective subsidiaries to, submit any applications, notices or other filings to any other state or federal government agency, department or body the approval of which is required for consummation of the Merger and the Bank Merger.

         4.4. Best Efforts

                  (a) Subject to the terms and conditions of this Agreement, M&T, Merger Sub, and FNB shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to (i) furnish such information as may be required in connection with the preparation of the documents referred to in Sections 4.2 and 4.3 above, and (ii) take or cause to be taken all action necessary or desirable on its part so as to permit consummation of the Merger at the earliest possible date, including, without limitation, (1) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required for consummation of the transactions contemplated hereby, provided that neither FNB nor any FNB Subsidiary shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of M&T, which consent shall not be unreasonably withheld and (2) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. Subject to the terms and conditions of this Agreement, no party hereto shall take or fail to take, or cause or permit its Subsidiaries to take or fail to take, or to the best of its ability permit to be taken or omitted to be taken by any third persons, any action that would substantially impair the prospects of completing the Merger pursuant to this Reorganization Agreement and the Plan of Merger, that would materially delay such completion, or that would adversely affect the qualification of the Merger as a reorganization within the meaning of
Section 368(a) of the Code; provided that nothing herein contained shall preclude M&T from exercising its rights under the Option Agreement. In the event that either party has taken any action, whether before, on or after the date hereof, that would adversely affect such qualification, each party shall take such action as the other party may reasonably request to cure such effect to the extent curable without a Material Adverse Effect on either of the parties.

                  (b) FNB shall give prompt notice to M&T, and M&T shall give prompt notice to FNB, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date and (ii) any material failure of FNB or M&T, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

                  (c) From the date of this Agreement through the Effective Date, FNB shall, and shall cause the FNB Subsidiaries to, provide such assistance to M&T as shall be reasonably necessary to assist M&T in converting and transferring as soon as practicable after the Effective Date all information concerning the loans, deposits and other assets and liabilities of FNB and the FNB Subsidiaries into M&T's own data processing system. After execution of this Agreement, FNB shall provide M&T with computer file instructions with respect to the information in its data processing system regarding the assets and liabilities of FNB and the FNB Subsidiaries, together with operational procedures designed to implement the transfer of such information to M&T. After execution of this Agreement, FNB and M&T shall each designate an individual to serve as liaison concerning the transfer of data processing information and other similar operational matters and to consult as to whether and when FNB will proceed with its pending data processing conversion.

                  (d) Each party shall provide and shall request its auditors to provide the other party with such historical financial information regarding it (and related audit reports and consents) as the other party may reasonably request for securities disclosure purposes.

         4.5. Investigation and Confidentiality

         FNB and M&T each will keep the other advised of all material developments relevant to its business and to consummation of the transactions contemplated herein and in the Plan of Merger. M&T and FNB each may make or cause to be made such investigation of the financial and legal condition of the other as such party reasonably deems necessary or advisable in connection with the transactions contemplated herein and in the Plan of Merger, provided, however, that such investigation shall be reasonably related to such transactions and shall not interfere unnecessarily with normal operations. M&T and FNB agree to furnish the other and the other's advisors with such financial data and other information with respect to its business and properties as such other party shall from time to time reasonably request. No investigation pursuant to this Section 4.5 shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate the Merger of, any party hereto. Each party hereto shall hold all information furnished by the other party or any of such party's Subsidiaries or representatives pursuant to this Section 4.5 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreements, dated November 23, 1998 and December 5, 1998 between FNB and M&T (the "Confidentiality Agreements").

         4.6. Press Releases

         FNB and M&T shall agree with each other as to the form and substance of any press release related to this Reorganization Agreement and the Plan of Merger or the transactions contemplated hereby or thereby, and shall consult each other as to the form and substance of other public disclosures related thereto, provided, however, that nothing contained herein shall prohibit any party, following notification to the other parties, from making any disclosure which is required by applicable law or NYSE or NASDAQ rules.

         4.7. Actions Pending the Merger

                  (a) Prior to the Closing Date, and except as otherwise provided for by this Reorganization Agreement, the Plan of Merger, the Option Agreement, or consented to or approved by M&T, FNB shall, and shall cause each of the FNB Subsidiaries to, use its reasonable best efforts to preserve its properties, business and relationships with customers, employees and other persons.

                  (b) FNB shall not, and shall not permit any of the FNB Subsidiaries to, except with the prior written consent of M&T and except as Previously Disclosed or expressly contemplated or permitted by this Agreement, the Plan of Merger, or the Option Agreement:

                         (1) carry on its business other than in the usual,
regular and ordinary course in substantially the same manner as heretofore conducted;

                         (2) in the case of FNB only, declare, set aside, make
or pay any dividend or other distribution in respect of its capital stock other than its regular quarterly cash dividends on FNB Common Stock in amounts not in excess of $.08 per share;

                         (3) issue any shares of its capital stock or permit any
treasury shares to become outstanding other than pursuant to the Option Agreement or Rights outstanding at the date hereof;

                         (4) incur any additional debt obligation or other
obligation for borrowed money other than in the ordinary course of business consistent with past practice;

                         (5) issue, grant or authorize any Rights or effect any
recapitalization, reclassification, stock dividend, stock split or like change in capitalization, or redeem, repurchase or otherwise acquire any shares of its capital stock except for Trust Account Shares and DPC Shares, and except for shares to be used to fulfill FNB's obligations under the FNB Employee Stock Purchase Plan and the FNB 401(k) Stock Purchase Plan; provided however, that in order to fulfill such obligations, FNB shall acquire the necessary shares of FNB Common Stock solely through open market purchases or the use of treasury shares previously acquired by FNB in open market purchases;

                         (6) amend its articles or certificate of incorporation
or association or bylaws; impose, or suffer the imposition, on any share of stock of any FNB Subsidiary held by FNB of any lien, charge or encumbrance, or permit any such lien, charge or encumbrance to exist except, in each case, for liens, charges and encumbrances which have been Previously Disclosed;

                         (7) merge with any other corporation, savings
association or bank or permit any other corporation, savings association or bank to merge into it or consolidate with any other corporation, savings association or bank; acquire control over any other firm, bank, corporation, savings association or organization or create any Subsidiary;

                         (8) except in the ordinary course of business, waive or
release any material right or cancel or compromise any material debt or claim;

                         (9) liquidate or sell or dispose of any material assets
or acquire any material assets; except as Previously Disclosed, make any capital expenditure in excess of $25,000 in any instance or $100,000 in the aggregate; or, except as Previously Disclosed, establish new branches or other similar facilities, close existing branches or similar facilities or enter into or modify any leases or other contracts relating thereto;

                         (10) increase the rate of compensation of, pay or agree
to pay any bonus to, or provide any other employee benefit or incentive to, any of its directors, officers or employees except in a manner consistent with past practice;

                         (11) change its lending, investment, asset/liability
management or other material banking policies in any material respect except as may be required by changes in applicable law;

                         (12) change its methods of accounting in effect at
December 31, 1997, except as required by changes in generally accepted accounting principles concurred in by its independent certified public accountants, or change any of its methods of reporting income and deductions for federal income tax purposes from those employed in the preparation of its federal income tax returns for the year ended December 31, 1997, except as required by law;

                         (13) authorize or permit any of its officers,
directors, employees or agents to directly or indirectly solicit, initiate or encourage any inquiries relating to, or the making of any proposal which constitutes, a "takeover proposal" (as defined below), or, except to the extent legally required for the discharge of the fiduciary duties of its Board of Directors, recommend or endorse any takeover proposal, or participate in any discussions or negotiations, or provide third parties with any nonpublic information, relating to any such inquiry or proposal or otherwise facilitate any effort or attempt to make or implement a takeover proposal; provided, however, that FNB may communicate information about any such takeover proposal to its stockholders if, in the judgment of FNB's Board of Directors, after consultation with outside counsel, such communication is necessary in order to comply with its fiduciary duties to FNB's shareholders required under applicable law. FNB will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in the first sentence hereof of the obligations undertaken herein. FNB will notify M&T immediately if any such inquiries or takeover proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, FNB, and FNB will promptly inform M&T in writing of all of the relevant details with respect to the foregoing. As used in this Agreement, "takeover proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving FNB or any FNB Subsidiary or any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, FNB or any FNB Subsidiary other than the transactions contemplated or permitted by this Agreement, the Plan of Merger and the Option Agreement; or

                         (14) agree to do any of the foregoing.

         4.8. Certain Policies

         Prior to the Effective Date, FNB shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and M&T, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of M&T; provided, however, that FNB shall not be obligated to take any such action pursuant to this Section
4.8 unless and until (i) M&T irrevocably acknowledges to FNB in writing any that all conditions to its obligation to consummate the Merger have been satisfied and (ii) M&T irrevocably waives in writing any and all rights that it may have to terminate this Agreement and Plan of Merger.

         4.9. Closing; Articles of Merger

         The transactions contemplated by this Reorganization Agreement and the Plan of Merger shall be consummated at a closing to be held at the offices of the law firm of Arnold & Porter, 399 Park Avenue, New York, New York on the first business day following satisfaction of the conditions to consummation of the Merger set forth in Article 5 hereof (other than such conditions relating to the actions to be taken at the Closing) or such later date during such month in which such business day shall occur (or, if such business day shall occur within 10 business days prior to the end of such month, during the next following month) as may be specified by M&T. In connection with such Closing, Merger Sub and FNB shall execute a certificate of merger and shall cause such certificate to be delivered to (i) the Delaware Secretary of State in accordance with
Section 251(c) of the Delaware General Corporation Law, and (ii) the New York Secretary of State in accordance with Section 904(a) of the New York Business Corporation Law. The Merger shall be effective at the time and on the date specified in such certificate of merger.

         4.10. Affiliates

         FNB and M&T shall cooperate and use their best efforts to identify those persons who may be deemed to be "affiliates" of FNB within the meaning of Rule 145 promulgated by the Commission under the Securities Act. FNB shall use its best efforts to cause each person so identified to deliver to M&T, no later than 30 days prior to the Effective Date, a written Affiliate Agreement in a form to be agreed upon by M&T and FNB.

         4.11. FNB Employees; Directors and Management; Indemnification

                  (a) On and after the Effective Date (or as soon thereafter as may be practicable), all persons who are employed by FNB and/or any of the FNB Subsidiaries on such date ("FNB Employees") shall be employed upon terms and conditions (including benefits) which in the aggregate are no less favorable with respect to their employment by M&T and its Subsidiaries after the Effective Date than those generally afforded to other employees of M&T Subsidiaries holding similar positions, subject to the terms and conditions under which those employee benefits are made available to such employees and provided that for purposes of determining eligibility for and vesting of such employee benefits only (and not for pension benefit accrual purposes) and, if applicable, for purposes of satisfying any waiting periods concerning "preexisting conditions" and the satisfaction of any "copayment" or deductible requirements, service with FNB or a FNB Subsidiary or any predecessor thereto prior to the Effective Date shall be treated as service with an "employer" to the same extent as if such persons had been employees of M&T, and provided further that this Section 4.11(a) shall not be construed (i) to limit the ability of M&T and its affiliates to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate or (ii) to require M&T or its affiliates to provide employees or former employees of FNB or any of its Subsidiaries with post-retirement medical benefits more favorable than those provided to new hires at M&T. M&T agrees to honor, or to cause the appropriate M&T Subsidiary to honor, in accordance with their terms all employment, severance and employee benefit plans, contracts, agreements, arrangements, and understandings Previously Disclosed, provided, however, that the foregoing shall not prevent M&T from amending or terminating any such plan, contract, agreement, arrangement or understanding in accordance with its terms. The continued coverage of the FNB Employees under the employee benefit plans maintained by FNB and/or any FNB Subsidiary immediately prior to the Effective Date (the "FNB Plans") during a transition period shall be deemed to provide the FNB Employees with benefits that are no less favorable than those offered to other employees of M&T and any M&T Subsidiary, provided that after the Effective Date there is no material reduction (determined on an overall basis) in the benefits provided under the FNB Plans. No provision of this
Section 4.11(a) shall create any third party beneficiary rights in any employee or former employee of FNB (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or any other matter.

                  (b) M&T agrees to honor the employee agreements, plans and arrangements Previously Disclosed in connection with Section 4.11(b). With respect to these employment arrangements Previously Disclosed in connection with
Section 4.11(b), the provisions of this Section 4.11(b) are intended to be for the benefit of and shall be enforceable by, those individuals who are parties to such agreements and their respective heirs and representatives.

                  (c) M&T's Board of Directors shall take all requisite action to elect as directors of M&T as of the Effective Date Messrs. R. Carlos Carballada and Michael J. Falcone and M&T shall cause M&T Bank's Board of Directors to take all requisite action to elect Messrs. Carballada and Falcone as directors of M&T Bank as of the Effective Date.

                  (d) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Date, a director or officer of FNB (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of FNB, or any FNB Subsidiary or any of their respective predecessors or (ii) this Agreement, the Plan of Merger, the Option Agreement or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising before or after the Effective Date, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. After the Effective Date, M&T shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Date), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with M&T; provided, however, that (1) M&T shall have the right to assume the defense thereof and upon such assumption M&T shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if M&T elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between M&T and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them after notification, and M&T shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) M&T shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties, (3) M&T shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (4) M&T shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim Indemnification under this Section 4.11(d), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify M&T thereof, provided that the failure of any Indemnified Party to so notify M&T shall not relieve it of its obligations hereunder except (and only) to the extent that such failure materially prejudices M&T. M&T's obligations under this Section 4.11(d) continue in full force and effect for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any claim (a "Claim") asserted or made within such period shall continue until the final disposition of such Claim.

                  (e) M&T agrees that all rights to indemnification and all limitations on liability existing in favor of the directors, officers and employees of FNB and any FNB Subsidiary (the "Covered Parties") as provided in their respective Certificates of Incorporation, Bylaws or similar governing documents as in effect as of the date of this Agreement with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto, for a period of six years from the Effective Date; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; provided, further, however, that nothing contained in this Section 4.11(e) shall be deemed to preclude the liquidation, consolidation or merger of FNB or any FNB Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to so survive and continue notwithstanding any such liquidation, consolidation or merger.

                  (f) M&T, from and after the Effective Date will use its best efforts directly or indirectly to cause the persons who served as directors or officers of FNB on or before the Effective Date to be covered by FNB's existing directors' and officers' liability insurance policy (provided that M&T may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) but in no event shall any insured person be entitled under this Section 4.11(f) to insurance coverage more favorable than that provided to him or her in such capacities at the date hereof with respect to acts or omissions resulting from their service as such on or prior to the Effective Date. Such insurance coverage, if reasonably available at a reasonable cost relative to the coverage obtained, shall commence on the Effective Date and will be provided for a period of no less than six years after the Effective Date; provided, however, that in no event shall M&T be required to expend more than 150% of the current amount expended by FNB (the "Insurance Amount") to maintain or procure insurance coverage pursuant hereto and further provided that the Insurance Amount shall be deemed reasonable for purposes of this Section 4.11(f). FNB agrees to renew any such existing insurance or to purchase any "discovery period" insurance provided for thereunder at M&T's request.

                  (g) In the event M&T or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of M&T assume the obligations set forth in this section.

                  (h) The provisions of Section 4.11(d), (e) and (f) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and their respective heirs and representatives.

         4.12. FNB Subsidiaries

         FNB undertakes and agrees that, if so requested by M&T, it shall take all necessary action to facilitate the merger of FNB Subsidiaries with Subsidiaries of M&T or the dissolution of such FNB Subsidiaries effective at or after the Effective Date; provided however, that in no event shall the Closing be delayed in order to facilitate any such merger or dissolution and provided further, however, that FNB shall not be required to take any action that could adversely affect the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         4.13. Dividends

         After the date of this Agreement, each of M&T and FNB shall coordinate with the other the declaration of any dividends in respect of M&T Common Stock and FNB Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of M&T Common Stock or FNB Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of M&T Common Stock and/or FNB Common Stock and any shares of M&T Common Stock any such holder receives in exchange therefor in the Merger.

         4.14. Advisory Boards

         Unless prohibited by applicable law, promptly following the Effective Date, M&T shall cause those persons who are members of the Board of Directors of FNB on the Effective Date (other than any such persons who shall be appointed to the Board of Directors of M&T pursuant to Section 4.11(c) hereof) to be appointed or elected for a period of not less than twenty-four months after the Effective Date as members of the M&T Bank's Advisory Board, the function of which is to advise M&T Bank on deposit and lending activities in FNB Bank's former market area. Each such advisory director shall be paid the annual retainer and meeting attendance fees Previously Disclosed in connection with
Section 4.14 hereof; provided, however, that notwithstanding anything else in this Section 4.14, no attendance fees shall be paid for meetings not actually attended and M&T Bank shall have no obligation to continue the services of any advisory director who acts in a manner detrimental to M&T Bank.


                                   ARTICLE 5.
                              CONDITIONS PRECEDENT

         5.1. Conditions Precedent - M&T, Merger Sub and FNB

         The respective obligations of the parties to effect the Merger shall be subject to satisfaction or waiver of the following conditions at or prior to the Closing Date:

                  (a) All corporate action necessary to authorize the execution, delivery and performance of this Reorganization Agreement and the Plan of Merger and consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken;

                  (b) The parties hereto shall have received all regulatory approvals required or mutually deemed necessary in connection with the transactions contemplated by this Reorganization Agreement, the Plan of Merger and the Bank Merger Agreement, all notice periods and waiting periods required after the granting of any such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions shall have been satisfied, provided, however, that no such approval shall have imposed any condition or requirement which, in the reasonable opinion of the Board of Directors of M&T or FNB so materially and adversely affects the anticipated economic and business benefits to M&T or FNB, respectively, of the transactions contemplated by this Agreement as to render consummation of such transactions inadvisable;

                  (c) The Registration Statement (including any post-effective amendment thereto) shall be effective under the Securities Act, and no proceeding shall be pending, or to the knowledge of M&T, threatened by the Commission to suspend the effectiveness of such Registration Statement, and M&T shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmations as to the availability of an exemption from registration requirements as may be necessary;

                  (d) To the extent that any lease, license, loan, financing agreement or other contract or agreement to which FNB or any FNB Subsidiary is a party requires the consent of or waiver from the other party thereto as a result of the transactions contemplated by this Agreement, such consent or waiver shall have been obtained, unless the failure to obtain such consents or waivers, individually or in the aggregate, would not have a Material Adverse Effect on FNB;

                  (e) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transactions contemplated by this Reorganization Agreement and the Plan of Merger; and

                  (f) The shares of M&T Common Stock that may be issued in the Merger which shall have been approved for listing on the NYSE, subject to official notice of issuance; and

                  (g) M&T and FNB shall have received an opinion of Arnold & Porter, in form and substance reasonably satisfactory to M&T and FNB, dated as of the Effective Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing on the Effective Date, the Merger should be treated for federal income tax purposes as a reorganization or part of a reorganization within the meaning of Section 368(a) of the Code, and that, provided the Merger is such a reorganization:

                         (i) FNB and M&T will each be a party to such
reorganization within the meaning of Section 368(b) of the Code;

                         (ii) No gain or loss will be recognized by M&T, Merger
Sub or FNB as a result of the Merger (except for amounts resulting from any required change in accounting methods, any income and deferred gain recognized pursuant to Treasury regulations issued under Section 1502 of the Code, or other exceptions as set forth in such opinion);

                         (iii) No gain or loss will be recognized by FNB
shareholders with respect to shares of M&T Common Stock received in exchange for all of their shares of FNB Common Stock;

                         (iv) The gain, if any, realized by FNB shareholders who
receive M&T Common Stock and cash (other than cash in lieu of a fractional share interest of M&T Common Stock) in exchange for their shares of FNB Common Stock, will be recognized by each such shareholder, but in an amount not in excess of the amount of cash received. If the exchange has the effect of the distribution of a dividend, then the amount of the gain recognized shall be treated as a dividend. No loss will be recognized by such FNB shareholder on the exchange;

                         (v) In general, cash received by a FNB shareholder who
receives solely cash in exchange for his or her shares of FNB Common Stock will be treated as having been received by such shareholder as a distribution in redemption of his or her shares of FNB Common Stock. If, however, any such FNB shareholder constructively owns shares of FNB Common Stock that are exchanged for M&T Common Stock in the Merger or owns shares of M&T Common Stock actually or constructively after the Merger, part or all of the cash received may be treated as ordinary income to the extent of the shareholder's ratable share of FNB's accumulated earnings and profits if the receipt of the cash has the effect of a distribution of a dividend with respect to such shareholder;

                         (vi) Each FNB shareholder's aggregate tax basis in any
shares of M&T Common Stock received in the transaction will be the same as the aggregate tax basis of the shares of FNB Common Stock such shareholder surrendered in the exchange therefor, decreased by the amount of any cash received by the shareholder and increased by the amount which was treated as a dividend and any gain recognized (not including any portion which was treated as a dividend) by the shareholder in the exchange; and

                         (vii) Each FNB shareholder's holding period in any
shares of M&T Common Stock received in the transaction will, in each instance, include the period during which the shares of FNB Common Stock surrendered in exchange therefor were held, provided that such shares of FNB Common Stock were held as capital assets by the shareholder on the Effective Date.

         In rendering the opinion described in this subsection (g), Arnold & Porter will rely on representations and facts as provided by M&T and FNB, including without limitation the standard representations set forth in Revenue Procedure 86-42, 1986-2 C.B. 722.

         5.2. Conditions Precedent - FNB

         The obligations of FNB to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by FNB pursuant to Section 6.4 hereof:

                  (a) The representations and warranties of M&T and Merger Sub set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by FNB; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on M&T;

                  (b) M&T and Merger Sub shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

                  (c) Each of M&T and Merger Sub shall have delivered to FNB a certificate, dated the Closing Date and signed by its respective Chairman, CEO, Executive Vice President or Senior Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied; and

                  (d) FNB shall have received from PriceWaterhouseCoopers, L.L.P. letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding M&T, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

         5.3. Conditions Precedent - M&T and Merger Sub

         The respective obligations of M&T and Merger Sub to effect the Merger shall be subject to satisfaction of the following additional conditions at or prior to the Closing Date unless waived by M&T pursuant to Section 6.4 hereof:

                  (a) The representations and warranties of FNB set forth in
Article 2 hereof shall be true and correct in all material respects as of the date of this Reorganization Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Reorganization Agreement or consented to in writing by M&T; provided, however, that (i) in determining whether or not the condition contained in this paragraph (a) shall be satisfied, no effect shall be given to any exceptions in such representations and warranties relating to materiality or Material Adverse Effect and (ii) the condition contained in this paragraph (a) shall be deemed to be satisfied unless the failure of such representations and warranties to be so true and correct constitute, individually or in the aggregate, a Material Adverse Effect on FNB;

                  (b) FNB shall have in all material respects performed all obligations and complied with all covenants required by this Reorganization Agreement and the Plan of Merger to be performed or complied with at or prior to the Closing Date;

                  (c) FNB shall have delivered to M&T and Merger Sub a certificate, dated the Closing Date and signed by its Chairman, President and Chief Executive Officer or any Executive Vice President to the effect that the conditions set forth in paragraphs (a) and (b) of this section have been satisfied;

                  (d) M&T shall have received from KPMG Peat Marwick, L.L.P. letters dated not more than five days prior to (i) the effective date of the Registration Statement and (ii) the Closing Date, with respect to certain financial information regarding FNB, each in form and substance which is customary in transactions of the nature contemplated by this Agreement; and

                  (e) Dissenters' rights shall not have been exercised with respect to more than 10% of the outstanding shares of FNB Common Stock.


                                   ARTICLE 6.
                        TERMINATION, WAIVER AND AMENDMENT

         6.1. Termination

         This Reorganization Agreement and the Plan of Merger may be terminated, either before or after approval by the shareholders of FNB:

                  (a) At any time on or prior to the Effective Date, by the mutual consent in writing of the parties hereto;

                  (b) At any time on or prior to the Closing Date, by M&T in writing, if FNB has, or by FNB in writing, if M&T or Merger Sub has, in any material respect, breached (i) any covenant or agreement contained herein or in the Plan of Merger or (ii) any representation or warranty contained herein, and in either case if (x) such breach has not been cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Closing Date and (y) such breach would entitle the non-breaching party not to consummate the transactions contemplated hereby under
Article V hereof;

                  (c) At any time, by any party hereto in writing, if the applications for prior approval referred to in Section 4.3 hereof have been denied, and the time period for appeals and requests for reconsideration has run, or if any governmental entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;

                  (d) At any time, by any party hereto in writing, if the shareholders of FNB do not approve the transactions contemplated herein at the special meetings duly called for that purpose;

                  (e) By any party hereto in writing, if the Closing Date has not occurred by the close of business on September 30, 1999 unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein; or

                  (f) By FNB, upon the execution by FNB of a definitive agreement relating to a takeover proposal (as defined in Section 4.7(b)(13)), provided that (i) FNB shall have complied with its obligations under Section 4.7(b)(13) hereof, (ii) the Board of Directors of FNB shall have determined, after having received the advice of outside legal counsel to FNB and the advice of FNB's financial advisor, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (iii) concurrent with its notification of termination, FNB will wire to an account designated by M&T $13 million in immediately available funds.

         6.2. Effect of Termination

         In the event this Reorganization Agreement and the Plan of Merger is terminated pursuant to Section 6.1 hereof, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions relating to confidentiality and expenses set forth in Sections 4.5 and 7.1 hereof, respectively, shall survive any such termination and (ii) a termination pursuant to Section 6.1(b)(i) or (b)(ii) shall not relieve the breaching party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

         6.3. Survival of Representations, Warranties and Covenants

         All representations, warranties and covenants in this Reorganization Agreement and the Plan of Merger or in any instrument delivered pursuant hereto or thereto shall expire on, and be terminated and extinguished at, the Effective Date other than covenants that by their terms are to survive or be performed after the Effective Date, provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive M&T, Merger Sub or FNB (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either M&T or FNB, the aforesaid representations, warranties and covenants being material inducements to the consummation by M&T, Merger Sub and FNB of the transactions contemplated herein.

         6.4. Waiver

         Except with respect to any required shareholder or regulatory approval, M&T and FNB, respectively, by written instrument signed by an executive officer of such party, may at any time (whether before or after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of M&T and
FNB) extend the time for the performance of any of the obligations or other acts of FNB, on the one hand, or M&T or Merger Sub, on the other hand, and may waive
(i) any inaccuracies of such parties in the representations or warranties contained in this Agreement, the Plan of Merger or any document delivered pursuant hereto or thereto, (ii) compliance with any of the covenants, undertakings or agreements of such parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or in the Plan of

Merger or (iii) the performance by such parties of any of its obligations set out herein or therein; provided, however, that no such waiver executed after approval of this Reorganization Agreement and the Plan of Merger by the shareholders of M&T or FNB shall change the number of shares of M&T Common Stock into which each share of FNB Common Stock shall be converted pursuant to the Merger.

         6.5. Amendment or Supplement

         This Reorganization Agreement and the Plan of Merger may be amended or supplemented at any time only by mutual agreement of the parties hereto or thereto. Any such amendment or supplement must be in writing and approved by their respective boards of directors and/or officers authorized thereby and shall be subject to the proviso in Section 6.4 hereto.


                                   ARTICLE 7.
                                  MISCELLANEOUS

         7.1. Expenses

         Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated in this Reorganization Agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that M&T and FNB each shall bear and pay 50% of all printing and mailing costs and filing fees associated with the Registration Statement and the Proxy Statement.

         7.2. Entire Agreement

         This Reorganization Agreement, the Plan of Merger and the Option Agreement contain the entire agreement between the parties with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein or therein and the Confidentiality Agreements. Notwithstanding any provision of any of the aforementioned agreements, the parties agree that M&T may purchase FNB Common Stock in open market or negotiated transactions prior to the Effective Date, not to exceed 5% of the outstanding FNB Common Stock and subject to any applicable legal restrictions. The terms and conditions of this Reorganization Agreement and the Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and thereto and their respective successors. Except as specifically set forth herein, or in the Plan of Merger, nothing in this Reorganization Agreement or the Plan of Merger, expressed or implied, is intended to confer upon any party, other than the parties hereto and thereto, and their respective successors, any rights, remedies, obligations or liabilities. This Reorganization Agreement and the Plan of Merger, taken together, shall constitute a plan of reorganization within the meaning of Section 368 of the Code.

         7.3. No Assignment

         No party hereto may assign any of its rights or obligations under this Reorganization Agreement to any other person.

         7.4. Notices

         All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, addressed as follows:

         If to FNB:

                    FNB Rochester Corp.
                    35 State Street
                    Rochester, New York 14614
                    Attn: R. Carlos Carballada,
                          President and Chief Executive Officer
                    Facsimile No: (716) 258-1672

         With a required copy to:

                    FNB Rochester Corp.
                    35 State Street
                    Rochester, New York 14614
                    Attn: Timothy Johnson, Esquire
                          Vice President and Counsel
                    Facsimile No: (716) 258-1672

                    and to:

                    Muldoon, Murphy & Farcette
                    5101 Wisconsin Avenue, N.W.
                    Washington, D.C. 20016
                    Attn: Lawrence M. F. Spaccasi, Esquire
                    Facsimile No: (202) 966-9409

         If to M&T or Merger Sub:

                    M&T Bank Corporation
                    One M&T Plaza
                    Buffalo, NY 14240
                    Attn: Michael Pinto,
                          Executive Vice President and Chief Financial Officer
                    Facsimile No: (716) 842-5177

         With a required copy to:

                     M&T Bank Corporation
                     One M&T Plaza
                     Buffalo, NY 14240
                     Attn: Richard A. Lammert, Esquire
                           Senior Vice President and General Counsel
                     Facsimile No: (716) 842-5177

                     and to:

                     Arnold & Porter
                     555 Twelfth Street, N.W.
                     Washington, D.C. 20004
                     Attn: Steven Kaplan, Esquire
                     Facsimile No: (202) 942-5999

         7.5. Captions

         The captions contained in this Reorganization Agreement are for reference purposes only and are not part of this Reorganization Agreement.

         7.6. Counterparts

         This Reorganization Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         7.7. Governing Law

         This Reorganization Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent federal law may be applicable.


               [Remainder of this page left intentionally blank.]

                  IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Reorganization Agreement to be executed in counterparts by their duly authorized officers and their corporate seal to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.


Attest                                  M&T BANK CORPORATION



/s/ Marie King                          By /s/ Gary S. Paul
------------------------                   -------------------------------------
Marie King                                 Gary S. Paul
Corporate Secretary                        Senior Vice President


(SEAL)


Attest                                  OLYMPIA FINANCIAL CORP.



/s/ Marie King                          By /s/ Gary S. Paul
------------------------                   -------------------------------------
Marie King                                 Gary S. Paul
Corporate Secretary                        Treasurer and Assistant Secretary


(SEAL)


Attest                                  FNB ROCHESTER CORP.



/s/ Mariann Joyal                       By /s/ R. Carlos Carballada
------------------------                   -------------------------------------
Mariann Joyal                              R. Carlos Carballada
Secretary                                  President and Chief Executive Officer


(SEAL)

                                                                         Annex A

                         AGREEMENT AND PLAN OF MERGER OF
            FNB ROCHESTER CORP. WITH AND INTO OLYMPIA FINANCIAL CORP.

         AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of December 9, 1998 by and between FNB ROCHESTER CORP. ("FNB"), a New York corporation having its principal executive office at 35 State Street, Rochester, New York, 14614, and OLYMPIA FINANCIAL CORP. ("Merger Sub"), a Delaware corporation having its principal executive office at 1209 Orange Street, Wilmington Delaware, and joined in by M&T BANK CORPORATION ("M&T"), a New York corporation having its principal executive office at One M&T Plaza, Buffalo New York, 14240.


                                   WITNESSETH

         WHEREAS, the respective Boards of Directors of FNB, Merger Sub and M&T deem the merger of FNB with and into Merger Sub, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of FNB, Merger Sub and M&T have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement"); and

         WHEREAS, the parties hereto desire that FNB shall be acquired by M&T through the merger of FNB with and into Merger Sub, with Merger Sub as the surviving corporation, subject to the terms and conditions of this Plan of Merger and the Reorganization Agreement; and

         WHEREAS, the parties hereto intend that the Merger shall qualify as or be part of a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:


                                   ARTICLE I
                                     MERGER

         Subject to the terms and conditions of this Plan of Merger, at the Effective Time (as hereinafter defined), FNB shall be merged with and into Merger Sub, pursuant to the provisions of, and with the effect provided in the New York Business Corporation Law and the Delaware General Corporation Law (said transaction being hereinafter referred to as the "Merger"). At the Effective Time, the separate existence of FNB shall cease and Merger Sub, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Merger Sub as existing at and after the Effective Time being hereinafter sometimes referred to as the "Surviving Corporation").

                                   ARTICLE II
                    CERTIFICATE OF INCORPORATION AND BY-LAWS

         The Certificate of Incorporation and the Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and the Bylaws of the Surviving Corporation, in each case until amended in accordance with applicable law.


                                  ARTICLE III
                               BOARD OF DIRECTORS

         The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.


                                   ARTICLE IV
                                     CAPITAL

         At the Effective Time, all of the shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding and unchanged by virtue of the Merger and shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation.


                                    ARTICLE V
                         CONVERSION AND EXCHANGE OF FNB
                       SHARES; FRACTIONAL SHARE INTERESTS

         1. At the Effective Time, each share of the common stock of FNB, par value $1.00 per share ("FNB Common Stock"), issued and outstanding immediately prior to the Effective Time (except as provided in Section 2 of this Article V, and subject to Sections 5 and 7 of this Article V), shall, by virtue of the Merger, automatically and without any action on the part of the holder thereof, become and be converted into, at the election of the holder as provided in and subject to the limitations set forth in this Article V, either (i) the right to receive $33.00 in cash without interest (the "Cash Consideration") or (ii)
0.06766 of a share (the "Exchange Ratio") of common stock, par value $5.00 per share, of M&T ("M&T Common Stock") (the "Stock Consideration"). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

         2. (a) At the Effective Time, all shares of FNB Common Stock held in the treasury of FNB or owned beneficially by any Subsidiary of FNB other than in a fiduciary capacity ("Trust Account Shares") or in connection with a debt previously contracted ("DPC Shares") and all shares of FNB Common Stock owned by M&T or owned beneficially by any subsidiary of M&T other than Trust Account Shares and DPC Shares shall be canceled and no cash, stock or other property shall be delivered in exchange therefor.

            (b) Notwithstanding any other provision contained in this Plan of Merger, no shares of FNB Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has properly exercised his appraisal rights (any such shares being referred to herein as "Dissenting

Shares") under applicable law shall be converted into the right to receive the Merger Consideration as provided in Section 1 of this Article V unless and until the holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to dissent from the Merger under applicable law and to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of applicable law. If any such holder shall have so failed to perfect or effectively withdrawn or lost such right prior to the Election Deadline (as defined herein), each of such holder's shares of FNB Common Stock shall thereupon be deemed to be Non-Election Shares (as defined herein) for all purposes under this Article V. If any holder of Dissenting Shares shall have so failed to perfect or effectively withdrawn or lost such holder's right to dissent from the Merger after the Election Deadline, each of such holder's shares of FNB Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Stock Consideration or the Cash Consideration or a combination thereof as determined by M&T in its sole discretion.

         3. (a) An election form (an "Election Form") and other appropriate and customary transmittal materials, which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing FNB Common Stock ("Certificates") shall pass, only upon proper delivery of such Certificates to a bank or trust company designated by M&T and reasonably satisfactory to FNB (the "Exchange Agent") in such form as FNB and M&T shall mutually agree shall be mailed on the Mailing Date (as defined below) to each holder of record of shares of FNB Common Stock (other than holders of Dissenting Shares or shares of FNB Common Stock to be cancelled as provided in
Section 2(a) of this Article V) as of a record date which shall be the same date as the record date for eligibility to vote on the Merger. The "Mailing Date" shall be the date on which proxy materials relating to the Merger are mailed to holders of shares of FNB Common Stock.

            (b) Each Election Form shall entitle the holder of shares of FNB Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) to (i) elect to receive the Cash Consideration for all of such holder's shares (a "Cash Election"), (ii) elect to receive the Stock Consideration for all of such holder's shares (a "Stock Election"), (iii) elect to receive the Cash Consideration with respect to some of such holder's shares and the Stock Consideration with respect to such holder's remaining shares (a "Mixed Election"), or (iv) make no election or to indicate that such holder has no preference as to the receipt of the Cash Consideration or the Stock Consideration (a "Non-Election"), provided, however, that a holder may make a Mixed Election only if such election would result in a Cash Election with respect to at least 100 shares of FNB Common Stock and a Stock Election with respect to at least 100 shares of FNB Common Stock. Holders of record of shares of FNB Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of FNB Common Stock held by that Representative for a particular beneficial owner. Shares of FNB Common Stock as to which a Cash Election has been made (including pursuant to a Mixed Election) are referred to herein as "Cash Election Shares." Shares of FNB Common Stock as to which a Stock Election has been made (including pursuant to a Mixed Election) are referred to herein as "Stock Election Shares." Shares of FNB Common Stock as to which no election has been made are referred to as "Non-Election Shares." The aggregate number of shares of FNB Common Stock with respect to which a Stock Election has been made is referred to herein as the "Stock Election Number."

            (c) To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m. New York City time on the 20th calendar day following the Mailing Date (or such other time and date as FNB and M&T may mutually agree) (the "Election Deadline"). An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and, if required by M&T pursuant to Section 8 of this Article V, indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of FNB Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any FNB stockholder may at any time prior to the Election Deadline change his or her election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Election Form. Any FNB stockholder may, at any time prior to the Election Deadline, revoke his or her election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Certificates, or of the guarantee of delivery of such Certificates, previously deposited with the Exchange Agent. All elections shall be revoked automatically if the Exchange Agent is notified in writing by M&T and FNB that this Plan of Merger has been terminated. If a stockholder either (i) does not submit a properly completed Election Form by the Election Deadline, or
(ii) revokes its Election Form prior to the Election Deadline, the shares of FNB Common Stock held by such stockholder shall be designated "Non-Election Shares." M&T shall cause the Certificates representing FNB Common Stock described in (ii) to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the person who submitted the Election Form. Subject to the terms of this Plan of Merger and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.

            (d) Notwithstanding any other provision contained in this Plan of Merger, 50% of the total number of shares of FNB Common Stock outstanding on the date hereof, less 50% of the aggregate number of shares of FNB Common Stock acquired by M&T or FNB prior to the Effective Time (the "Stock Conversion Number") shall be converted into the Stock Consideration and the remaining outstanding shares of FNB Common Stock shall be converted into the Cash Consideration (in each case, excluding (x) shares of FNB Common Stock to be cancelled as provided in Section 2(a) of this Article V and (y) Dissenting Shares (the shares remaining outstanding after such exclusion constituting, for purposes of this Agreement, the "Outstanding FNB Shares")); provided, however, that for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code and, notwithstanding anything to the contrary contained herein, in order that the Merger will not fail to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the Code, as reasonably determined by Arnold & Porter, M&T shall increase the number of outstanding FNB shares that will be converted into the Stock Consideration and reduce the number of outstanding FNB shares that will be converted into the right to receive the Cash Consideration.

            (e) Within five business days after the later to occur of the Election Deadline or the Effective Time, M&T shall cause the Exchange Agent to effect the allocation among holders of FNB Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:

                  (i) If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 7 of this Article V, each holder of Stock Election Shares will be entitled to receive the Stock Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Cash Consideration;

                  (ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the "Shortfall Number"), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

                           (A) if the Shortfall Number is less than or equal to
                  the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 7 of Article V, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Cash Consideration; or

                           (B) if the Shortfall Number exceeds the number of
                  Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 7 of this Article V, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Cash Consideration.

         For purposes of this Section 3(e), if M&T is obligated to increase the number of Outstanding FNB Shares to be converted into shares of M&T Common Stock as a result of the application of the last clause of Section 3(d) above, then the higher number shall be substituted for the Stock Conversion Number in the calculations set forth in this Section 3(e).

            (f) All of the shares of FNB Common Stock converted into and exchangeable for the Merger Consideration pursuant to this Article V shall no longer be outstanding and shall automatically be cancelled and cease to exist as of the Effective Time. Each Certificate previously representing any such shares of FNB Common Stock shall thereafter represent the right to receive the Merger Consideration pursuant to this Article V, as allocated among the holders of FNB Common Stock in accordance with this Section 3.

            (g) At the Effective Time, M&T shall deposit, or shall cause to be deposited, with the Exchange Agent, for exchange in accordance with this Section 3, certificates representing the aggregate number of shares of M&T Common Stock into which the outstanding shares of FNB Common Stock shall be converted pursuant to this Article V, and cash in the amount of the aggregate Cash Consideration and the aggregate amount of cash to be paid in lieu of fractional shares. As soon as practicable after the Effective Time, the Exchange Agent shall mail to all holders of record of FNB Common Stock who did not previously submit completed Election Forms letters of transmittal specifying the procedures for the delivery of such holders' certificates to the Exchange Agent and describing the Merger Consideration such holders will receive therefor. Also as soon as practicable after the Effective Time (with allowance for the mailing of the letters of transmittal described in the preceding sentence), the Exchange Agent shall distribute to holders of shares of FNB Common Stock, upon surrender to the Exchange Agent (to the extent not previously surrendered with an Election
Form) of one or more Certificates for cancellation, (i) a certificate representing that number of whole shares of M&T Common Stock, if any, that such holder has the right to receive pursuant to this Plan of Merger, and (ii) a check for an amount equal to the cash, if any, which such holder has the right to receive pursuant to this Plan of Merger (including any cash in lieu of any fractional shares of M&T Common Stock to which such holder is entitled pursuant to Section 7 hereof and any dividends or other distributions to which such holder is entitled pursuant to the provisions set forth below). In no event shall the holder of any such surrendered Certificates be entitled to receive interest on any of the Cash Consideration or cash in lieu of fractional share interests to be received in the Merger. If a check is to be issued in the name of a person other than the person in whose name the Certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes required by reason of issuance of such check to a person other than the registered holder of the Certificates surrendered, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. No dividends or other distributions declared after the Effective Time with respect to M&T Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article V. After the surrender of a

Certificate in accordance with this Article V, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of M&T Common Stock, if any, represented by such Certificate. Certificates surrendered for exchange by any person who is an "affiliate" of FNB for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of M&T Common Stock until M&T has received the written agreement of such person contemplated by Section 4.10 of the Reorganization Agreement. If any certificate for shares of M&T Common Stock is to be issued in a name other than that in which a Certificate surrendered for exchange is issued, the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the Certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of M&T or its agent that such taxes have been paid or are not payable.

         4. At the Effective Time, the stock transfer books of FNB shall be closed and no transfer of FNB Common Stock shall thereafter be made or recognized. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article V. Any other provision of this Plan of Merger notwithstanding, neither M&T or its agent nor any party to the Merger shall be liable to a holder of FNB Common Stock for any amount paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar law.

         5. In the event that prior to the Effective Time, the outstanding shares of M&T Common Stock shall have been increased, decreased or changed into or exchanged for a different number or kind of shares or securities by reorganization, recapitalization, reclassification, stock dividend, stock split or other like changes in M&T's capitalization, then an appropriate and proportionate adjustment shall be made to the Stock Consideration (including the Exchange Ratio) and the formulas contained in Section 6 of this Article V.

         6. At the Effective Time, each option granted by FNB to purchase shares of FNB Common Stock, which is outstanding and unexercised immediately prior to the Effective Time (whether vested or not), shall be adjusted so as to entitle the grantee thereof to immediately receive, in cancellation of such option, an amount in cash computed by multiplying (i) the difference between (x) $33.00 and
(y) the per share exercise price applicable to such option by (ii) the number of such shares of Company Common Stock subject to such option. FNB agrees to take or cause to be taken all action necessary under such options to provide for such adjustment. M&T shall make the payments required to be made to grantees of options under this Section 6 at the Effective Time, subject to any applicable tax withholding requirements.

         7. Notwithstanding any other provision hereof, each holder of shares of FNB Common Stock who would otherwise have been entitled to receive pursuant to this Article V a fraction of a share of M&T Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash in an amount equal to such fraction of a share of M&T Common Stock multiplied by the market value (as defined below) of M&T Common Stock. The "market value" of M&T Common Stock shall be the closing price of the M&T Common Stock on the New York Stock Exchange -- Composite Transactions List (as reported by The Wall Street Journal or, if not reported therein, another comparable authoritative source) for the trading day immediately preceding the date on which the Effective Time occurs. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of such fractional share.

         8. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by M&T, the posting by such person of a bond in such amount as M&T may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of M&T Common Stock constituting the Stock Consideration and cash in lieu of fractional shares and/or the cash constituting the Cash Consideration deliverable in respect thereof pursuant to this Plan of Merger.


                                   ARTICLE VI
                          EFFECTIVE TIME OF THE MERGER

         A certificate of merger evidencing the transactions contemplated herein shall be delivered to the New York Secretary of State and the Delaware Secretary of State for filing as provided in the Reorganization Agreement. The Merger shall be effective at the time and on the date specified in such certificate of merger (such date and time being herein referred to as the "Effective Time").


                                   ARTICLE VII
                              CONDITIONS PRECEDENT

         The obligations of M&T, Merger Sub and FNB to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in Article 5 of the Reorganization Agreement


                                  ARTICLE VIII
                                   TERMINATION

         Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of FNB, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.


                                   ARTICLE IX
                                  MISCELLANEOUS

         1. This Plan of Merger may be amended or supplemented at any time prior to the Effective Time by mutual agreement of Merger Sub, M&T and FNB. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 6.4 of the Reorganization Agreement.

         2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

         3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

         4. This Plan of Merger shall be governed by and construed in accordance with the laws of New York and Delaware applicable to the internal affairs of FNB and Merger Sub.

         5. This Plan of Merger, taken together with the Reorganization Agreement, shall constitute a plan of reorganization within the meaning of
Section 368 of the Code.


               [Remainder of this page left intentionally blank.]

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Plan of Merger to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

Attest                                  M&T BANK CORPORATION



/s/ Marie King                          By /s/ Gary S. Paul
------------------------                   -------------------------------------
Marie King                                 Gary S. Paul
Corporate Secretary                        Senior Vice President



Attest                                  OLYMPIA FINANCIAL CORP.



/s/ Marie King                          By /s/ Gary S. Paul
------------------------                   -------------------------------------
Marie King                                 Gary S. Paul
Corporate Secretary                        Treasurer and Assistant Secretary



Attest                                  FNB ROCHESTER CORP.


/s/ Mariann Joyal                       By /s/ R. Carlos Carballada
------------------------                   -------------------------------------
Mariann Joyal                              R. Carlos Carballada
Secretary                                  President and Chief Executive Officer